PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MAY 18, 1999)                    REGISTRATION NO. 333-74435

                                 $1,250,000,000

                                AMAZON.COM, INC.
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009
                            ------------------------

     This prospectus supplement relates to the resale by the holders (the "Selling Securityholders") of 4 3/4% Convertible Subordinated Notes due 2009 (the "Notes") of Amazon.com, Inc. (the "Company") and the shares of common stock, $.01 par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes.

     This prospectus supplement should be read in conjunction with the prospectus dated May 18, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

                                             PRINCIPAL AMOUNT OF
                                             NOTES BENEFICIALLY       COMMON STOCK
                                                  OWNED AND          OWNED PRIOR TO       COMMON STOCK
                   NAME                       OFFERED HEREBY(1)    THE OFFERING(1)(2)   OFFERED HEREBY(2)
                   ----                      -------------------   ------------------   -----------------
Bank Sarasin & CIE.........................          30,000                 384                  384
Deutsche Bank Securities, Inc. ............      13,300,000             170,452              170,452

---------------

(1) Includes common stock into which the notes are convertible.

(2) Assumes a conversion price of $78.0275 per share (adjusted to reflect the 2-for-1 split of the Common Stock effected on September 1, 1999) and a cash payment in lieu of any fractional interest.

     INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
          The date of this prospectus supplement is January 24, 2000.